Exhibit 10.1

TRANSITION AGREEMENT AND RELEASE

This Transition Agreement and Release (“Agreement”) is made by and between Harrison Dillon (the “Employee”) and Solazyme, Inc. (“Solazyme”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, the Employee is currently the President of Solazyme;

WHEREAS, the Employee signed an Employee Proprietary Information and Inventions Agreement with Solazyme dated October 11, 2004 (the “Confidentiality Agreement”);

WHEREAS, Solazyme and the Employee have entered into Stock Option Agreements, dated various dates (collectively the “Option Agreements”), granting the Employee the option to purchase shares of Solazyme’s common stock, subject to vesting schedules set forth therein and subject to the terms and conditions of Solazyme’s Second Amended and Restated 2004 Equity Incentive Plan, 2011 Equity Incentive Plan and the applicable Option Agreements;

WHEREAS, Solazyme and the Employee have entered into Restricted Unit Agreements, dated various dates (collectively the “RSU Agreements”), granting the Employee rights to shares of Solazyme’s common stock, subject to vesting schedules set forth therein and subject to the terms and conditions of Solazyme’s 2011 Equity Incentive Plan and the applicable RSU Agreements;

WHEREAS, Solazyme and the Employee have agreed on the date hereof that the Employee will separate from employment with Solazyme;

WHEREAS, the separation from employment with Solazyme will be effective September 30, 2013 (the “Separation Date”);

WHEREAS, the Parties agree that the Employee shall provide certain transitional services for Solazyme through and including the Separation Date (the “Transition Period”) as provided herein, subject to and conditioned upon the Employee remaining compliant with the terms of this Agreement, in exchange for which Solazyme agrees to continue to (i) provide the Employee his base salary and standard benefits, (ii) allow the Employee to continue to vest in his outstanding stock options and RSUs, in each case for the duration of the Transition Period, and (iii) retain his existing title and reporting relationships;

WHEREAS, subject to the Employee providing the Transition Services (as defined below), and conditioned upon the Employee entering into this Agreement on or by September 5, 2013 (the “Expiration Date”), Solazyme agrees that on or about the Separation Date, it will provide to the Employee the opportunity to enter into the Separation and Release Agreement provided as Exhibit A (the “Separation Agreement”), subject to the terms and conditions provided therein; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against Solazyme and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to the Employee’s employment with Solazyme, the transition of that employment as anticipated herein, or the Employee’s separation from employment with Solazyme;

Page 1	CONFIDENTIAL	Initial:

NOW, THEREFORE, in consideration of the mutual promises made herein, Solazyme and the Employee hereby agree as follows:

COVENANTS

1. Consideration.

a. Opportunity for Increased Severance Benefits under the Separation Agreement. Subject to the Employee (i) executing this Agreement by the Expiration Date; (ii) executing the Separation Agreement in accordance with the terms set forth therein; and (iii) complying in full with the terms of this Agreement, the Confidentiality Agreement and the Separation Agreement, Solazyme agrees to provide the Employee the Severance Benefits defined in the Separation Agreement. Subject to the foregoing conditions, the Employee understands that he shall have the separate choice upon separation from employment with Solazyme as to whether or not to enter into the Separation Agreement, in exchange for the Severance Benefits provided therein, but that in any regard this Agreement, if executed, shall remain fully binding and enforceable on its own terms.

The Employee acknowledges and agrees that the consideration provided above constitutes benefits to which the Employee was not already entitled and therefore acts as binding and valid consideration for the terms of this Agreement.

2. Payment of Salary and Receipt of All Benefits. The Employee acknowledges and represents that, as of the date this Agreement is executed, Solazyme has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, leave, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, RSUs, vesting, and any and all other benefits and compensation due and owing to the Employee (other than salary and wages earned since the date of his last paycheck, and other than personal time off accrued but not taken as of the date of this Agreement). The Employee further acknowledges and represents that he has received any leave to which he was entitled or that he requested, if any, under the California Family Rights Act and/or the Family Medical Leave Act, and that he did not sustain any workplace injury, during his employment with Solazyme.

3. Transition Services.

a. Services. The Parties agree that during the Transition Period, the Employee shall provide, in good faith, reasonable assistance to Solazyme in connection with its business activities, intellectual property support and the transitioning of his services and business relationships (the “Transition Services”).

b. Compensation During Transition Services. The Parties agree, as compensation in full for the Transition Services, that Solazyme shall continue to pay the Employee his standard base salary and benefits, such as health, disability, accrual of personal time off, and perquisites (to the extent applicable), subject to the applicable terms and conditions of the benefit plans and Solazyme policies and shall allow the Employee to continue to vest in his outstanding stock options and RSUs, in each case for the duration of the Transition Period. Attached as Exhibit B is a schedule showing the Solazyme options and RSUs currently held by the Employee, each of which (if presently unvested) will continue to vest should the Employee remain eligible for such vesting pursuant to the terms of this Agreement.

c. Early Termination of Transition Services. The Parties agree that Solazyme maintains the right to terminate the relationship and end the Transition Services (and the Transition Period) at any time prior to the Separation Date in the event that (i) the Employee fails to materially comply with the terms of this Agreement or the Confidentiality Agreement; or (ii) the Employee engages in any activities that constitute Cause as defined below. Except as provided by a written agreement signed by both the Employee and an authorized executive officer of Solazyme that expressly allows otherwise, the Transition Services shall not extend beyond the Separation Date. Notwithstanding any early termination or extension to the Separation Date, the Employee agrees to remain bound by the terms of this Agreement, including but not limited to the release of claims provided herein.

d. Cause. For purposes of this Agreement, “Cause” shall mean, the occurrence of any one or more of the following events: (i) the Employee’s refusal to perform in any material respect his current employment duties; (ii) the Employee’s engagement in conduct that causes demonstrable injury, monetarily or otherwise, to Solazyme, including, but not limited to, misappropriation or conversion of assets of Solazyme; or (iii) the Employee’s engagement in an act of moral turpitude or conviction of or entry of a plea of nolo contendere to a felony.

4. Employee Release of Claims. The Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to the Employee by Solazyme and its current and former officers, directors, employees, agents, investors, attorneys, stockholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Except as expressly provided herein, the Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from the Employee’s employment relationship with Solazyme and the transition and anticipated termination of that relationship;

b. any and all claims relating to, or arising from, the Employee’s right to purchase, or actual purchase of shares of stock of Solazyme, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law, based on facts and/or actions that have occurred prior to the Effective Date (other than Employee’s ownership right to Solazyme stock or equity awards and any vesting schedules in regard to such equity awards);

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 and 1991 (as amended), and the California Fair Employment and Housing Act (“FEHA”), as amended (including any claims for age, race, color, ancestry, national origin, disability, medical condition, marital status, sexual orientation, gender, gender identity, gender expression, religious creed, pregnancy, sex discrimination and harassment); the Older Workers Benefits Protection Act; the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”); the Employee Retirement Income and Securities Act (“ERISA”); the Family and Medical Leave Act (“FMLA”); the California Family Rights Act (“CFRA”); the federal Americans with Disabilities Act of 1990 (“ADA”); the Lilly Ledbetter Fair Pay Act; the Immigration Reform and Control Act of 1986; the Equal Pay Act, of 1963, as amended; California Business and Professions Code 17200; Uniform Trade Secrets Act; Sarbanes-Oxley Act; any and all protections pursuant to California’s Labor Code, laws, statutes or orders or the Fair Labor Standards Act (“FLSA”); any wage and hour law (including any claim for waiting-time penalties); privacy rights; and whistleblower protections;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by the Employee as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

The Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to the payments, benefits or obligations incurred under this Agreement. Except as provided in section 4.b. above, this release does not extend to Employee’s rights as an equity holder of Solazyme. This release does not extend to the Employee’s contractual or common law rights to an indemnity and/or defense to the extent he is entitled to one by virtue of his employment with the Company and does not relate to claims released hereunder or under the Separation Agreement. For avoidance of doubt, the Employee is not releasing his rights to an indemnity and defense as they are set forth in the Indemnity Agreement that he and Solazyme executed on or about April 29, 2011 (the “Indemnity Agreement”). This release does not release claims that cannot be released as a matter of law, including, but not limited to, the Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against Solazyme (with the understanding that any such filing or participation does not give the Employee the right to recover any monetary damages against Solazyme; the Employee’s release of claims herein bars the Employee from recovering such monetary relief from Solazyme). The Employee represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

5. Exclusion of ADEA/OWBPA. The Employee understands and acknowledges that he is not waiving or releasing by this Agreement any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) or Older Workers Benefit Protection Act (“OWBPA”), and further understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA or OWBPA after the Effective Date of this Agreement. Notwithstanding the foregoing, the Employee acknowledges and agrees that he is not aware of any incidents or events that might give rise to any federal age related claims, does not believe he has any basis otherwise for any federal age related claims, and does not presently intend to assert any federal age related claims. Moreover, the Employee understands and agrees that the Separation Agreement does include an ADEA waiver, and fully complies with the requirements for such a waiver (including, but not limited to, a 21-day review period and 7-day revocation period).

6. Solazyme Release of Claims. Subject to the last sentence of this Section 6, Solazyme releases and forever discharges the Employee, his personal representatives and heirs from and against any and all claims, liabilities, demands, costs, attorney fees, causes of action and damages, including all consequential and incidental damages, whether known or unknown, arising from the beginning of time to the Effective Date of this Agreement, including without limitation those relating directly or indirectly to the Employee’s employment with, and/or trustee position with, Solazyme and all claims for personal injury, defamation, breach of contract, and violation of any federal, state constitution or local statute, law or ordinance and the common law. It is understood and agreed that except for the exceptions set forth in this Agreement and the last sentence of this Section 6, this is a full and final release in complete settlement of all claims and rights of every nature and kind whatsoever that Solazyme has or may have against the Employee. Solazyme agrees that Solazyme will never make any claim or demand against the Employee as to any matter released under this Agreement. Notwithstanding the foregoing Solazyme does not release the Employee from any claims resulting from any willful misconduct by the Employee. As of the Effective Date of this Agreement, Solazyme is not aware of any willful misconduct by the Employee.

7. California Civil Code Section 1542. The Parties acknowledge that they have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Parties, being aware of the above code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

8. No Pending or Future Lawsuits. Each Party represents that he or it has no lawsuits, claims, or actions pending in his or its names, or on behalf of any other person or entity, against the other Party (and in the case of the Employee against the other Releasees) and do not intend to bring any claims on his or its behalf or on behalf of any other person or entity against the other Party (and in the case of the Employee against the other Releasees).

9. Trade Secrets and Confidential Information/Solazyme Property. The Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of Solazyme’s trade secrets and confidential and proprietary information, and assignment of inventions. The Employee’s signature below constitutes his certification under penalty of perjury that other than documents relating to his compensation, equity or employment performance, he has, or no later than the Separation Date will have, returned all documents and other items provided to the Employee by Solazyme, developed or obtained by the Employee in connection with his employment with Solazyme, or otherwise belonging to Solazyme, except as may be required to satisfy his obligations under a Consulting Agreement (the “Consulting Agreement”) with Solazyme that may be entered into in conjunction with the Separation Agreement.

10. No Cooperation. The Parties further agree that they will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the other Party (and in the case of the Employee against the other Releasees) unless under a subpoena or other court order to do so or as related directly to the ADEA or OWBPA. Each Party agrees both to immediately notify the other Party upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, the Employee shall state no more than that he cannot provide counsel or assistance.

11. Non-Disparagement. Attached as Exhibit C is an agreed upon press release concerning the Employee’s transition and planned departure from Solazyme that the Parties will release within three (3) days after the Effective Date of this Agreement. The Parties will utilize the contents of this statement both for purposes of internal and external communications. In addition, the Employee agrees not to disparage Solazyme, its parent and subsidiary entities, their respective officers, directors, employees, stockholders and agents, or Solazyme’s products, technologies, or business plans, in any manner likely to be harmful to Solazyme or the other listed entities or persons, or their respective business, business reputations or personal reputation. Likewise, Solazyme will not disparage and agrees to direct its officers (Senior Vice Presidents and above) and directors not to disparage the Employee in any manner likely to be harmful to him or his business reputation or personal reputation. Nothing in this Section will prevent any Party from responding accurately and fully to any inquiry or request for information in the course of a government investigation or as required by compulsion of law (including as required by a subpoena).

12. Breach. The Employee acknowledges and agrees that any material breach of this Agreement, the Separation Agreement (to the extent executed by the Employee), the Consulting Agreement (to the extent executed by the Employee), or of any provision of the Confidentiality Agreement shall entitle Solazyme immediately to cease providing any further consideration provided to the Employee under this Agreement, the Separation Agreement or the Consulting Agreement, except as provided by law, in addition to seeking any other appropriate relief allowed by law or in equity.

13. No Admission of Liability. The Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by the Employee. No action taken by Solazyme hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by Solazyme of any fault or liability whatsoever to the Employee or to any third party.

14. Non-Solicitation. The Employee acknowledges and agrees that information regarding employees of Solazyme is confidential information, including without limitation, the names of Solazyme employees, contractors or consultants; information regarding the skills and knowledge of employees, contractors or consultants of Solazyme; information regarding any past, present, or intended compensation, benefits, policies and incentives for employees, contractors or consultants of Solazyme; and information regarding the management and reporting structure of Solazyme. As a reasonable measure to protect Solazyme from the harm of such disclosure and use of its confidential information, trade secrets and good-will established against it, the Employee acknowledges and confirms that until the later of twelve (12) months after (i) the Effective Date and (ii) the termination or expiration date of the Consulting Agreement (if executed by the Employee), the Employee will not, directly or indirectly solicit or attempt to solicit any person who is, an employee, contractor or consultant with Solazyme, or otherwise solicit, encourage, cause or induce any such employee, contractor or consultant to terminate such relationship with Solazyme.

15. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement and the Separation Agreement.

16. Tax Consequences. Solazyme makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to the Employee or made on his behalf under the terms of this Agreement, the Separation Agreement or the Consulting Agreement. The Employee agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided by Solazyme hereunder or pursuant to the Separation Agreement or the Consulting Agreement, and any penalties or assessments thereon. The Employee further agrees to indemnify and hold Solazyme harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against Solazyme for any amounts claimed due from him on account of (a) the Employee’s failure to pay or Solazyme’s failure to withhold, or the Employee’s delayed payment of, federal or state taxes, or (b) damages sustained by Solazyme by reason of any such claims, including attorneys’ fees and costs.

17. Authority. Solazyme represents and warrants that the undersigned has the authority to act on behalf of Solazyme and to bind Solazyme and all who may claim through it to the terms and conditions of this Agreement. The Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

18. No Representations. Each Party represents that he or it has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other that are not specifically set forth in this Agreement.

19. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without that provision or portion of provision.

20. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

21. Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Option Agreements, the RSU Agreements, the Indemnity Agreement and the Separation Agreement, represents the entire agreement and understanding between Solazyme and the Employee concerning the subject matter of this Agreement and the Employee’s employment with Solazyme, transition of employment, and anticipated separation from employment with Solazyme and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and the Employee’s relationship with Solazyme.

22. No Oral Modification. This Agreement may only be amended in a writing signed by the Employee and an executive officer of Solazyme.

23. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. The Employee consents to personal and exclusive jurisdiction and venue in the County of San Mateo in the State of California.

24. Effective Date. This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”).

25. Counterparts. This Agreement may be executed in counterparts and by PDF or facsimile, and each counterpart, PDF and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

26. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when sent by electronic mail or facsimile (provided that receipt is confirmed), when delivered via overnight courier (such notice effective as of the first business day following delivery of the notice to the overnight courier) or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address that he most recently communicated to Solazyme in writing. In the case of Solazyme, mailed notices shall be addressed to Solazyme’s corporate headquarters, and all notices shall be directed to the attention of the General Counsel.

27. Voluntary Execution of Agreement. Each Party understands and agrees that it or he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the other Party or any third party, with the full intent of releasing all of their claims against the other (and in the case the Employee, the other Releasees), except as specified herein. The Employee acknowledges that:

(a)	He has read this Agreement;

(b)	He has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	He understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	He is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Harrison Dillon, an individual

Dated: September 5, 2013	/s/ Harrison Dillon
Harrison Dillon
SOLAZYME, INC.

Dated: September 5, 2013	By	/s/ Jonathan Wolfson
Name: Jonathan Wolfson
Title: CEO